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John J. Zimmer	Van Negris / Lexi Terrero	Robert Cavosi
Vice President of Finance and CFO	Van Negris & Company, Inc.	Broadgate Consultants
Transcat, Inc.	212-759-0290	212-493-6981
585-352-777
FOR IMMEDIATE RELEASE
Transcat Promotes Charles P. Hadeed to CEO;
Carl E. Sassano Elected
Executive Chairman of the Board of Directors
ROCHESTER, NY – April 10, 2007 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, is pleased to announce that Charles P. Hadeed has been promoted to Chief Executive Officer. The announcement was made by Carl E. Sassano, who has been elected Executive Chairman of the Board of Directors of the Company.
Mr. Hadeed joined Transcat in April 2002 as Vice President, Finance and Chief Financial Officer. In late 2004, he assumed additional responsibilities as the head of the Company’s laboratory operations and was named Chief Operating Officer in October 2004 and President in May 2006. He will continue to serve as President.
Commenting on Mr. Hadeed’s promotion, Carl E. Sassano, Executive Chairman said: “Charlie’s efforts, discipline and strategic guidance in finance were the foundation of Transcat’s return to sustained profitability in fiscal year 2004. His operational leadership materially improved Transcat’s calibration services as well as laboratory cost efficiency. Over the past eighteen months as President and Chief Operating Officer, he led the redesign of Transcat’s sales process and strengthened our approach to finding new calibration business. As our CEO, Charlie’s experience and knowledge will continue to help make Transcat a market leader in our industry.”
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Transcat, Inc.
April 10, 2007
Page Two
Mr. Hadeed stated: “I’m honored to be named Chief Executive Officer of this wonderful company and pleased to be working with Carl Sassano, our Executive Chairman, to build on the solid foundation that has been established over the previous five years. Our excellent results are due to the superb team that has been assembled at Transcat over the past few years, whose efforts are producing year-over-year growth in Distribution Product sales, as well as growth in our Calibration Services business. I continue to believe that bundling our Distribution Products sales and Calibration Services provides significant value to our customers and gives us both competitive advantages and operating efficiencies. We are operating from a very strong foundation and I look forward to working with Carl to continue to identify opportunities to grow our business that are consistent with that strategy.”
Charles P. Hadeed, 57, brings over 35 years of financial and strategic leadership experience to Transcat, serving as Chief Operating Officer, Vice President of Finance and Chief Financial Officer. Prior to joining the Company, he was Vice President-Heathcare Ventures Group with Henry Schein Inc.; Group Vice President-Operations at Del Laboratories Inc., and in various executive positions, including Vice President-Global Lens Care Operations, President-Oral Care Division, Vice President-Operations-Personal Products Division and Vice President/Controller-Personal Products Division, during his 20-year career at Bausch & Lomb, Inc. Mr. Hadeed earned a B.S. in Accounting from Syracuse University and is a certified public accountant.
Mr. Sassano, who was named CEO of Transcat in March 2002 and Chairman in 2004, has been elected Executive Chairman of the Board of Directors. He will continue working with Mr. Hadeed to identify and evaluate acquisition targets that have the potential to enhance Transcat’s strategic plan.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration and repair services through eleven Calibration Centers of Excellence strategically located across the United States, Canada and Puerto Rico to approximately 8,000 customers. To support the Company’s customers’ requirements, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.